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                                                                    EXHIBIT (99)















GENESCO EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

January 31, 1997 and 1996




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                        Report of Independent Accountants



April 10, 1997



To the Participants and Administrator
of the Genesco Employee Stock Purchase Plan

In our opinion, the accompanying statement of financial condition and the related statement of income and changes in plan equity present fairly, in all material respects, the financial condition of the Genesco Employee Stock Purchase Plan at January 31, 1997 and 1996 and the income and changes in plan equity for the year ended January 31, 1997 and the four months ended January 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audits We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse LLP



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                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                      Statement of Financial Condition
                      January 31

ASSETS                                            1997                   1996
-----------------------------------------------------------------------------
Due from Genesco Inc.                         $218,723               $171,137
-----------------------------------------------------------------------------
TOTAL ASSETS                                  $218,723               $171,137
=============================================================================

LIABILITIES AND PLAN EQUITY
-----------------------------------------------------------------------------
Payable to withdrawn participants             $  2,078               $  2,309
Plan equity                                    216,645                168,828
-----------------------------------------------------------------------------
TOTAL LIABILITIES AND PLAN EQUITY             $218,723               $171,137
=============================================================================










   The accompanying Notes are an integral part of these Financial Statements.




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                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                      Statement of Income and Changes in Plan Equity For the Year Ended January 31, 1997
                      and Four Months Ended January 31, 1996

--------------------------------------------------------------------------------
                                                         1997               1996
--------------------------------------------------------------------------------
Employee contributions                              $ 543,528          $ 172,095
Options exercised                                    (479,763)                 -
Distributions to withdrawn participants               (15,948)            (3,267)
--------------------------------------------------------------------------------
Net increase in plan equity                            47,817            168,828
Plan equity at beginning of period                    168,828                  -
--------------------------------------------------------------------------------
PLAN EQUITY AT END OF PERIOD                        $ 216,645          $ 168,828
================================================================================














   The accompanying Notes are an integral part of these Financial Statements.



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                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                      Notes to Financial Statements



NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

The records of the Genesco Employee Stock Purchase Plan (the "Plan") are maintained on the accrual basis of accounting.

All expenses incurred in administration of the Plan are paid by Genesco Inc. (the "Company") and are excluded from these financial statements.


NOTE 2
THE PLAN
--------------------------------------------------------------------------------

BACKGROUND AND SUMMARY
The following description of the Plan provides only general information. Participants should refer to the Plan prospectus for a more complete description of the Plan's provisions.

The Plan was created in June 1995 to advance the interests of the Company and its shareholders by attracting and retaining qualified employees and by encouraging them to identify with shareholder interests through the acquisition of shares of the Company's common stock.

ELIGIBILITY
Each employee, excluding statutory insiders, whose total annual base salary is less than $100,000 and whose customary employment is greater that 20 hours per week and greater than five months per year is eligible to participate in the Plan if the employee has been employed by the Company for at least six months prior to the grant date.

CONTRIBUTIONS
Contributions to the Plan are solely from participating employees of the Company who, through after-tax payroll deductions, may use their contributions to purchase common stock of the Company at the end of a one-year option period. The maximum number of shares available to any participant is the lower of 2,000 a year or that number of shares equal to $10,000 divided by the closing market price of the common stock on the grant date. The maximum contribution is $10,000 a year or 15% of the participant's base pay. Shares will be purchased September 30 of the year following the October 1 grant date with the initial grant date being October 1, 1995.

An option enables the participant to purchase shares of the Company's common stock at the lower of 85% of the market value on the grant date or 85% of the market value on the exercise date. Options are to be granted each year through August 1, 2005, unless the board of directors, at its discretion, determines in advance that no options are to be granted. The options granted and rights thereto may not be sold, assigned, pledged or otherwise transferred and may be exercised during the lifetime of the participant only by the participant.


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                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                      Notes to Financial Statements



NOTE 2
THE PLAN, CONTINUED
--------------------------------------------------------------------------------

PARTICIPANT ACCOUNTS
A separate account is maintained for participant's contributions. The Company provides each participant with an annual statement reflecting the value of their account. Participant contributions are held by Genesco Inc., which has an unfunded and unsecured obligation to the Plan.

At the exercise date, the Company issues stock that is transferred to a brokerage firm and allocated among the participants according to the number of options exercised by each participant.

VESTING
Participants are 100% vested in the value of their account and may withdraw from the Plan at any time except during the period September 15 through September 30 which is the time that preparations are made for the issuance of the stock each year.

If a participant is terminated for any reason other than retirement or death, the participant's involvement in the Plan and any unexercised options automatically terminate, and the participant will receive the account balance in cash.

TERMINATION OF THE PLAN
The Company reserves the right to terminate the Plan at any time. In the event of plan termination, the balance of each participant's account shall be paid in cash as soon as is reasonably practical.

PLAN ADMINISTRATOR
The Plan is to be administered by the compensation committee of the board of directors or another designee of the board of directors.

REGULATORY MATTERS
The Plan is intended to qualify as an Employee Stock Purchase Plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, no income will result for federal income tax purposes when an option is granted or exercised, however, income may result upon disposition of the stock.

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA).






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



                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                      Notes to Financial Statements


NOTE 3
SUPPLEMENTAL DATA
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                                  PLAN                PLAN
OPTIONS TO PURCHASE COMPANY STOCK                               TOTAL             1996                1995
----------------------------------------------------------------------------------------------------------
Granted - October 1, 1995                                     134,752              -0-             134,752
Exercised                                                         -0-              -0-                 -0-
Withdrawn                                                      (4,187)             -0-              (4,187)
----------------------------------------------------------------------------------------------------------
Outstanding, January 31, 1996                                 130,565              -0-             130,565
----------------------------------------------------------------------------------------------------------
Granted - October 1, 1996                                      89,097           89,097                 -0-
Exercised                                                    (129,038)             -0-            (129,038)
Withdrawn                                                      (3,381)          (1,854)             (1,527)
----------------------------------------------------------------------------------------------------------
Outstanding, January 31, 1997                                  87,243           87,243                 -0-
==========================================================================================================

85% of fair market value of stock at date of grant                               $8.08               $3.72
Date of grant                                                                  10/1/96             10/1/95
85% of fair market value of stock at date of exercise                              N/A               $7.97
Exercise date                                                                  9/30/97             9/30/96

----------------------------------------------------------------------------------------------------------
                                                                                  PLAN                PLAN
NUMBER OF PARTICIPANTS                                          TOTAL             1996                1995
----------------------------------------------------------------------------------------------------------
Initial enrollment - October 1, 1995                              220              -0-                 220
Exercised options                                                 -0-              -0-                 -0-
Withdrawn                                                         (10)             -0-                 (10)
----------------------------------------------------------------------------------------------------------
As of January 31, 1996                                            210              -0-                 210
----------------------------------------------------------------------------------------------------------
Enrollment - October 1, 1996                                      435              435                 -0-
Exercised options                                                (195)             -0-                (195)
Withdrawn                                                         (27)             (12)                (15)
----------------------------------------------------------------------------------------------------------
Outstanding, January 31, 1997                                     423              423                 -0-
==========================================================================================================







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